Exhibit 99.1

FTI CONSULTING, #11067025

Second Quarter 2006 Earnings Conference

August 1, 2006 at 11:00 a.m. ET

Operator	Good morning, ladies and gentlemen, and welcome to the FTI Consulting second quarter results conference call. Following opening remarks from FTI’s management there will be a brief question and answer session. If you have a question, please press the star followed by the one on your touchtone phone.

I would now like to turn the call over to Jessica Liddell with the Abernathy MacGregor Group. Please go ahead, Miss Liddell.

J. Liddell	Thank you. Good morning and thank you for joining us to discuss FTI’s second quarter results. By now you should have a copy of the earnings press release which was issued yesterday.

Before we begin I’d like to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects that this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further preliminary results are subjected to normal year end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

I would now like to turn the call over to Jack Dunn, President and CEO of FTI.

J. Dunn	Thank you very much and thanks to everyone for joining us today as we discuss our financial results for the second quarter of 2006. With me on the call are Dennis Shaughnessy, Chairman of our Board; Ted Pincus, our Chief Financial Officer; and Dom DiNapoli, Executive Vice President and Chief Operating Officer.

By now I’m sure you’ve all seen our press release discussing our results for the second quarter so rather than repeat those results line by line, I’d like to discuss several items and then address what I believe are several important take-aways from the quarter and then most importantly, get to your questions.

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In the quarter, revenues increased by 29% to record levels of $159.8 million compared with $123.9 million for the second quarter of 2005. For the first half of the year revenues rose 36.8% to $329 million compared with $240.5 million for the first half of 2005. This was done in the face of probably one of the most if not the very most challenging markets in corporate finance restructuring of the last 10 years. In the first half of the year alone Chapter 11 bankruptcies were down by 21% compared to the first half of last year and 51% lower than the levels that we saw five years ago.

In the results I would be remiss if I didn’t note that we had a tremendous performance by our Technology and Information Group. It grew by 117% in the second quarter and 123% year-to-date from last year’s levels. It is now well on course to be a $100 million international business with 40% margins by the end of the year.

As I mentioned, I believe there are several important take-aways from the second quarter. The first is that as we had mentioned, we had made a significant investment in our restructuring practice in the U.K. Unfortunately, it’s taking longer for that practice to gain traction than we had originally anticipated. We are disappointed in its results. As all of you know, our investments are couched in terms of expense not capital. In the first half this investment cost us 7 cents per share. If you add this plus our share based compensation expense back to our results we are at a 25% EBITDA margin for the quarter.

Second, three of our practices had significant EBITDA margin improvement in the quarter compared to the first quarter.

Third, as we said at the time of our first quarter results, those results contain several success fees in the culmination of a large case that we believe needed to be balanced with our overall outlook for the first half of the year as a whole. This was why we did not want to address guidance until the second quarter was more fully confirmed. Despite this, the first and second quarters taken together met our budgets.

Second, let me address more specifically the good and the bad news with respect to our corporate finance restructuring practice. The great news is that we have been able to keep together the core of this practice that has been the number one practice in the U.S. and despite the lack of a market has been gaining market share by all measurable accounts. As we have kept them together, we have also kept them deployed in activities that are not the traditional business that we’ve done in core restructuring such as transaction advisory support. These new practices have not yet achieved the margin results that are consistent with our historical rates in the core restructuring and turnaround practices but they’re on the way.

In terms of actual miss in margin for corporate finance, factoring out the U.K. was about 4 margin points during the first half from what we had originally anticipated.

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For the next six months we expect to see continued strong performance in technology. We have a good outlook for our forensic and litigation consulting practice with, for example, 25 active, reactive or prophylactic options backdating cases and another 19 hot active pursuits in this area. We expect strong performance in our core economics practices of antitrust and finance. These are led by the Compass acquisition which is out-performing our originally anticipated results. These results are slightly offset by an investment we have made in several new practices in our corporate strategy area. That is why we are very comfortable and expect our revenues for the second half to exceed our prior guidance.

We are comfortable that earnings will be within our range and that our ability to reach the higher end or even exceed those levels will depend on our success in meeting with the aforementioned challenges in our corporate finance restructuring practice and in the corporate strategy area of our economic consulting.

With that, I’d like to turn it over to you for questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please, for the first question.

The first question is from Tobey Sommer. Please state your company name followed by your question.

T. Sommer	Suntrust Robinson Humphrey. Thank you. I was wondering if you could give us a little bit more color regarding the scope of the investment and the size of the operation currently in the restructuring practice in London and maybe describe, stepping back how you see that developing over time and why that’s an attractive market for you. Thanks.

J. Dunn	We have a combination of folks in the U.K. at the present time, London based, that would involve both our interim management practice and also core restructuring practice. I think at the present time that encompasses somewhere in the neighborhood of about 15 individuals. As you can imagine, when you start a practice, we have chosen to do it with the top professionals because that’s the way we do things at FTI, so that on an individual basis their personal comp, etc., things like that, prerequisites, would go into what we’ve experienced as the loss.

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We have several avenues open to us obviously as we go forward. With the significant investment we’ve made, we hate to pull the plug too soon but we are thinking that for example in the interim management area we may be able to transfer some of those people to advisory type practice and beef up our presence there in that regard if the market for interim management over there does not turn. However, those of you who have been with us for a while know that we aren’t the longest horizon on investments and we really do expect our investments, especially commitments like that, to pay for themselves in a year or certainly shorter than a year timeframe. So we’ll be monitoring that situation very closely and we will not wait to make changes there if they’re required in order to achieve our results for the second part of the year.

D. Shaughnessy	Tobey, this is Dennis. We would not anticipate nor would we allow this to impact the second half to the same amount that it impacted the first. I think there are several opportunities to change the underlying burden that a new operation like this has to have in order to start it up. We’re analyzing those activities. Some of those could be influenced by some external initiatives we’ve put forth in the first six months that may come to bear, others we feel are within our direct control and we would be making appropriate fine tuning of that to make sure that it doesn’t have a cent impact on earnings for the second half.

T. Sommer	Thank you. I’ll ask one other question and I’ll get back in the queue. I was wondering if you could update us on consultant retention trends. I know that those had improved in recent months and wondering how that has shaped up recently and how that may be impacting your hiring plans in the back half of the year. Thank you.

J. Dunn	As consistent with prior history, we have exceptionally good retention rates at the highest levels. Middle management is very good and our turnover, the bulk of it tends to be in our lower people especially as we build out our pyramid of folks and younger people typically have other things after they come to work. They go back to school, they pick other careers and things like that.

So the trend we’ve seen was we had an exceptionally good year last year and that was reflected in people’s pay, that was reflected in people’s bonuses, it was reflected in the first half of the year of having extremely low turnover rates. We have taken a good look at that and we see the high retention rates. In addition with the fairly good market out there for hiring for the first time gives us an ability to really look at our workforce and to make upgrades and things like that as the number of people that normally leave do, which we would see at about the level of 15% or so.

T. Pincus	We’re 15% or lower year-to-date in this first half.

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D. DiNapoli	Tobey, we’re running slightly ahead of the hiring plan which is a function of good news and good news. Success in recruiting the people that we were looking for as well as a lower than planned amount of churn on the loss side. Clearly we would expect that to equilibrate back and that would be done either by an increase in the amount of people that go, some of which we might initiate, as well as simply a slowing down of the hiring plan to make sure that we end up with about the numbers that we had projected originally. We’re comfortable at that level.

J. Dunn	I think another factor that’s working for us among our senior folks is we have a good deal of enthusiasm about some of our initiatives. International risk has added a really new energy to the global risk practice because we really now have the ability to help our clients not just in the U.S. but literally all over the world including some of the more sensitive areas such as Asia, Russia and Eastern Europe. It’s getting to be the sense out here, people don’t want to miss out on this as we grow and fulfill our plans over the next several years so I would expect our retention rates at the higher levels especially to remain very, very attractive.

T. Sommer	Thank you very much.

Operator	Thank you. Our next question is from Arnie Ursaner. Please state your company name followed by your question.

A. Ursaner	Good morning. A couple of quick questions if I can. Can you remind us what you have remaining in your stock purchase authorization? I know acquisitions have clearly been a part of your growth plan. Stock at the current level again I assume the Board will clearly reevaluate acquisitions versus share repurchase.

T. Pincus	There’s $33.5 million left for the remainder of this year in the share authorization program.

J. Dunn	Yes and I think it’s fair to say that when we have available cash which we are a significant cash generator, we look at the several opportunities that are there in front of us and certainly share buyback is one of those opportunities.

A. Ursaner	Two more very quick questions if I may. Can you show us or explain to us the financial treatment of the forgiving of the loans for the senior MDs? How does that run through the P&L?

T. Pincus	They run through the P&L as compensation expense in direct cost over the period of the loan. So for example if it were a six-year loan, it would be one-sixth per year of the amount of the loan would hit our P&L as a portion of direct cost.

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A. Ursaner	So it will continue to hit you over the next six years? Is that the correct way to think about it or does this in fact … is there a retroactive hit to this?

T. Pincus	No. There was no retroactive hit to the amount of the loans at all, Arnie, it’s all prospective from the day of the loan going forward.

A. Ursaner	My final question if I can. Obviously you just had your second analyst day and for the second time that I can remember you’ve had a pretty serious miss right after a major analyst day. Can you comment what changed in restructuring so fast in the last month, month and a half, if you could?

J. Dunn	We have the ground rules for analyst day, and maybe it’s a good point that we ought to move analyst day, is that we don’t discuss the numbers then because we’re in our quiet period. What has happened there as we mentioned, in the first quarter there were success fees and there was a significant amount of transfer of folks between divisions. So I don’t know that it’s a question of what changed so much then as that we had said we would refresh our guidance after … coordinated with this analyst call.

A. Ursaner	Thank you.

Operator	Thank you. Our next question is from David Gold. Please state your company name followed by your question.

D. Gold	Hi, good morning. It’s Sidoti & Company. I wanted to flesh out a little bit more. On the restructuring side essentially can you give us a little more color? I guess you commented in the release that you can take some aggressive actions. What do we do to fix that? Do we cut some heads there or do we sit around and wait for business to come in? What’s sort of the move on fixing that?

J. Dunn	The non-facetious answer is you cut fat but not meat or bone. I think there are two things going on there when you look at the head count there. One is that in the transition from our core restructuring business in a time period where you could name your own price we are moving into the transaction support area. Perhaps as the new kid on the block when you’re competing with names that have been in it for 100 years, you don’t get your premium pricing right up front, you have to build into that business. So that’s a little bit of it.

I think as this dearth of business continues, I think you have to look at everything is fair game at this point. We’ve just made a tremendous investment in that business and it’s time for those leaders to lead.

D. Gold	Gotcha. Elaborating a little bit more, essentially should we be surprised if we see you cut some heads though? That seems to be the easy way to fix utilization say and then some.

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D. DiNapoli	I think all things are on the table, David. I think it’s easier to look at from strictly a financial statement than it is when you think about people for example who have tremendous expertise in one area or another who may not be busy in this absolute worse market of all time. But I think that’s something we have to look very carefully at.

D. Gold	Okay, then the other question is in the U.K. how aggressively might we expect you to continue investing there say in the second half of the year?

J. Dunn	I think for example, in the technology business you’ll see some aggressive investing but that really is business that pays for itself as it comes along. I think in the restructuring business, as I say, we’re looking at over-capacity at this point so I sure wouldn’t see any continued or much continued investment in that.

D. Shaughnessy	David, it’s Dennis. In the U.K., the U.K. itself contributes in some areas, it obviously contributes in electronic evidence and technology. The miss here is again in corporate finance on the turnaround side. I think Jack explained in order to start that up you have to basically employ top of the line people. I think part of the problem that you have is you have to lay a fairly significant logistical groundwork under them - staff, support, facilities - in order to make that offering credible. I think we have the ability to influence that spend rate going forward and we think not denude the initial development expense that we’ve already incurred. So I think we can reduce that simply by a little more redirection in the way we spend the money. Obviously we don’t expect the same results on the income side there. We expect to see more revenue in the second half and a better operation.

D. DiNapoli	David, as I think Jack mentioned, the U.K.’s coming around slower than we had hoped it would. In talking to some of our competitors, our experience here is not much different than theirs. We have to go after the right talent when they’re available. Unfortunately the U.K. restructuring market is pretty much in the same position the U.S. is, it’s very slow. We don’t have the name recognition there that we have here so we’re developing it.

As Dennis said, the second half we’re looking for that activity, for the team’s activities to pick up. We’re building … we’re at a point now where we just about have critical mass and adding senior people with relationships and market recognition should help the balance of the year and certainly into 2007.

D. Gold	Gotcha. Thanks.

Operator	Thank you. The next question is from Jim Wilson. Please state your company name followed by your question.

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J. Wilson	J&P Securities. Thanks. Was wondering (obviously everybody’s focused on the restructuring issue) of your business line breakdown, how much would you characterize as restructuring versus reworking in that negative economy kind of business versus how much is corporate finance that’s driven by, if you will, positive economic growth business driven decisions?

J. Dunn	I’m not sure we heard the question. Could you repeat it one more time?

J. Wilson	Of your corporate finance restructuring component, how much of it is pure restructuring? How much of it, which I think is the vast majority, and how much of it now is tied to more positive economic type activity like M&A or anything else that’s not in the restructuring side?

D. DiNapoli	Well, the majority of the revenues is still restructuring business. It’s both on the advisory side and the interim management side but a growing piece of the corporate finance practice is the transaction advisory services that we developed to use the talents that were under-utilized because of the lower restructuring. So in the area of 25% is probably a good guesstimate.

J. Dunn	Yeah, I think especially the transaction advisory business is growing so that by the end of the year we would hope that would be a solid 25% contributor with the other non-turnaround businesses.

D. DiNapoli	I think Jack again has mentioned that the margins in our transaction business isn’t quite as high as we’d like them to be. We are the new kid on the block, therefore we’re not able to put the same level of leverage on our projects because oftentimes they’re not as large individually as some of the mega projects that go on that are handled by some of our much larger competitors. As we grow that business that’s one of the areas that we’re focusing on.

J. Wilson	Then the large bankruptcy cases that you got assigned to I guess pretty much all last fall, were they still meaningful contributors or similar contributors to what they’ve been the last couple of quarters during Q2?

D. DiNapoli	In Q2 some of them are starting to wind down in particular in the automotive space. We’ve got some that are going strong. It’s a mixed bag. They’re probably in total not as active in the second quarter as they were in the first quarter.

J. Wilson	Then the final question on the restructuring. In the guidance looking forward as it relates to particularly what’s driving the EPS and the profitability, I’m trying to figure out apart from those one time charges, what’s a reasonable recurring margin or operating margin level for the restructuring business as you look through the balance of the year?

T. Pincus	I think the math would tell since we’re forecasting, Jim, in our revised guidance that the margin for corporate finance for the entire year is expected

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to run 22.4 to 22.7, call it 22.5 for the year. For the first six months we had a margin of 23.4. That means that we’re expecting a little less than 22% for the back half of the year taken by itself in corporate finance.

J. Wilson	So that with the charge taken out in Q2, that dropped it to 20. You would expect a little better than that on a go forward basis, the back half?

T. Pincus	When you talk about the charge are you referring to the cost of running the U.K. operation?

J. Wilson	Yes.

T. Pincus	Well, there still will be cost of running the U.K. operation in the back half. As Dennis said, we don’t expect it to be at the same rate as it was in the first half but there still will be a significant investment continuing in the U.K. for the back half of the year so it isn’t just the removal of that entire cost.

J. Wilson	Alright, I got it. Alright, thanks.

Operator	Thank you. The next question is from Chuck Russ. Please state your company name followed by your question.

C. Russ	Insight Investments. Can you talk about where acquisition multiples are these days for the type of companies you like to buy?

J. Dunn	I think we’ve seen acquisition multiples like everybody else has seen those go up a little bit. We used to look at it four to six times. We’re clearly in a world where you’re talking about six to eight times or something like that. If we saw a particularly important strategic acquisition, it could be a little bit higher than that.

What we believe is that the ability, certainly there are strategic areas of the world where we need to be where we would consider paying a premium rather than go through the expense, as we’re witnessing, of having to build a business de novo as we’ve experienced. So I think you’ve seen those premiums go up a little bit as I mentioned, to the six to eight times level.

C. Russ	That six to eight, does that include the cost to keep the important people?

J. Dunn	Yes. We structure those. We wouldn’t pay that kind of multiple without tying up the key people for as you saw in the Compass example or others, for a significant period of time, hopefully the rest of their careers. Dennis?

D. Shaughnessy	I’m going to say that one of the issues that I think everyone is facing is there’s a staggering amount of money on the sidelines in the private equity firms and they certainly seem to have raised the multiples they’re willing to pay in order to deploy some of this money.

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The somewhat good news about that is we are now seeing structured finance being offered in these buyout deals that are approaching 5.5 to 6 to 1 times EBITDA. We do view that as a piece of good news going forward for our restructuring business because in all honestly this is about the level where everybody got into serious trouble in the last cycle when these multiples of debt were offered.

I think the other thing we have to be careful of and we’re cognizant of is as you buy companies overseas the dollar has not been holding up very well. While it doesn’t impact the multiple if their earnings are being translated back, you run the risk of reverse arbitrage where you paid for something based upon a currency exchange that then goes away and the value of the earnings can be diminished going forward so I think that has to be factored to a certain extent into your thought process.

C. Russ	If I remember right, it was maybe six months or so ago you were talking about why you expected the restructuring market to pick up and you had a lot of reasons that sounded plausible but now we’re talking about the worst environment ever or at least in 10 years. What does that say regarding your understanding and visibility of that market? Is it that difficult to read?

J. Dunn	I think that we acknowledged at that time we were in that kind of market environment. We’re not predicting it to get worse. We have, along with most people who are out there, between rising interest rates, especially rising energy rates and a super active if not frothy acquisition marketplace, those are typically the signs that the market would improve.

But I think what we said I hope very clearly, was that it was a bad market, that we had predicted the rest of our year that we aren’t betting on any pie in the sky return to that marketplace and it has proven for almost all the professionals in our line of work, be they law firms, be they the banks, be they the vulture investors, etc., hard to say when there’s going to be a change in that marketplace.

So we’ve gone out of the business of saying there’s going to be a change and out of predicting there’ll be a change. When we did our budgets this year, we projected that marketplace to be flat. We did not predict the lack of traction in the U.K. operation.

C. Russ	Thanks.

Operator	Thank you. The next question is a follow up question from Tobey Sommer. Please go ahead.

T. Sommer	Thank you. Suntrust Robinson Humphrey. I wanted to see if you could review some of those numbers that you gave I think in your prepared remarks that I missed regarding the projects you’re getting related to option backdating and maybe some of the leads you had.

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J. Dunn	I think currently we have 25 active cases and when I say an active case that could be reactive; i.e., to a subpoena or something like that. It could be prophylactic where a board just in [inaudible] to good corporate governance decided they wanted to bring us in to do a review of their practices. Then there are, as of this morning, I think another 19 active pursuits of cases that we’re working to secure. So it’s been a large piece of business.

T. Sommer	Could you comment as to what you think your market share is there and how meaningful you think that this aspect of your business may or may not become over the next couple of quarters?

J. Dunn	Yes. I heard one of our competitors claim that they were the largest in this area so it’s hard for me ... when I add up the cases that I believe are out there and our market share, it’s hard to actually say. I think if you say the world right now is 80 to 130 or something like that and we have 25 and we have another 19 that we’re in active pursuit of, I think our market or our presence in that marketplace is a factor. I think people who are considering this issue are considering FTI as somebody to help them because we combine not only the content expertise but also the SEC expertise of Marty Wazinski [sp] and Roy Vanbrunt [sp] and Ernie Tenike [sp] and our great professionals who are experts on how to handle those issues vis-à-vis restatement, etc.

In terms of a dial mover, my view so far is that this is just one of those things that almost happens every year. There’s something that goes into why we’re able to predict not with certainly who our client is going to be but that we’ll have clients. It’s one of those things. Where this will gain, in my opinion, some more significant scale will be when these things develop from investigations into restatements and potential shareholder suits, that kind of thing.

T. Sommer	Thanks. I was wondering if you could give us some color on the technology unit. I think at your analyst day you talked about the change of the civil procedures for federal courts that that may drive, serve as a catalyst for your technology business. Wondering if you could comment on that and also what proportion of the technology revenues are attributed to ASP type model at this point?

J. Dunn	Yes. In terms of the evidentiary requirement, evidence in law tends to follow what practice is. It’s a pretty standard thing that in the litigation or the legal arena if somebody has found a better way to do things, you’d better do it like they are or you might have a problem with your successful and your qualified representation of your clients.

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So what we’re seeing after some fairly dramatic examples of people not doing the electronic evidence discovery the right way is a real flight to quality in that area. So the fact that we have great systems, the fact that our backbone is extremely strong, the fact that we have the ability not only to do the technological aspect of it but also the content has been what’s distinguished us in the marketplace and I think is responsible for some of our tremendous growth.

Basically like with paper trails, like with other things, the use of electronic evidence, the ability to make representations to the Court about your delivery of documents has become jacks or better in the litigation area. So that’s what’s driving it. It has come from something of an outlier to now an absolute standard.

As we look at the breakdown, as we had mentioned before I believe about looking at our technology unit as a whole, we would expect that on our hosting business that by the end of the year which was more of our annuity business as opposed to incident driven, we would hope to be somewhere in the neighborhood of 30% to 35% of the revenues in that area.

The remainder would be made up as the kind of swat responses that you have on electronic evidence and also to a smaller extent the consulting that would go with the hosting where you have to help people get their documents originally on our system and develop the custom systems for them that allow them to search them, retrieve them, and use them to their best effect.

T. Sommer	One follow up. Is that ASP revenue growing, a portion of the technology revenue growing at roughly the same rate as the overall headline rate?

J. Dunn	It is growing at the same rate if not a little bit faster because as you can imagine one matter there can make a serious impact on your growth rate and the matters are huge.

T. Sommer	Thank you very much.

Operator	Thank you. Our next question is from Bill Sutherland. Please state your company name followed by your question.

B. Sutherland	Thank you. Benning & Scattergood. Ted, a little color on the balance sheet. I know cash demands are heavier in the first half. Where were you as far as receivables, I guess DSOs? Then also could you speak to the accrued compensation?

T. Pincus	The DSOs are running about 90 days. About the same thing at the end of the first quarter for the same typical reasons. Our highest quality clients are also our slowest pay clients. Fortune 100 corporations in the world haven’t changed much in that regard. We continue to penetrate that client base more and more so we are experiencing about the same DSOs as we’ve had in the past.

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The cash needs of the business continue to be about the same in terms of the first quarter. But what happened in the second quarter as you know, the vast majority of the SMDs that signed on, signed on in that second quarter so there was almost $16, $17 million of cash used toward those sign on loans just in the second quarter.

The other thing that happened, Bill, and it really happened in a combination of the first and second quarter. You may recall that one major success fee that we received it the fourth quarter last year, that was an anomaly to our business, the $22.5 million. The bonuses associated with that were of course paid in 2006 as you might imagine. They weren’t paid at the time that we got that revenue in 2005. They’re paid with all of our bonuses which is a combination of the first and second quarters of the year.

So those two factors alone, that accounts really for the big change in accrued bonus number as well.

B. Sutherland	Cap ex for the balance of the year, are you looking in line?

T. Pincus	Bill, actually it’s a little lower than we anticipated. We’re still holding to the roughly $20 to $24 million of cap ex for the year. But honestly at the rate that we’re running, $9 million through the first half of the year, it may be a little less than we anticipated. As the technology business continues to grow as it has, it uses about 40% of the cap ex that we incur, roughly 60% of the cap ex of what you might refer to as maintenance cap ex, computers for our people, etc., etc.

B. Sutherland	So you mean when you said 40% for IT, you mean the technology practice, Ted?

T. Pincus	Technology practice.

B. Sutherland	Then on debt repayment, it’s minimal I assume for the near term?

T. Pincus	There actually is no debt repayment scheduled. What you see in that debt outstanding is really accounting for the derivative function in that debt. It’s a strange number that can go up and down any quarter but the debt itself remains at $350 million.

B. Sutherland	The last number question, guidance on net interest. I guess it’s going to go up in the current quarter and perhaps next quarter from Q2 because of the acquisition?

T. Pincus	Net interest expense is the same number as it’s been. It’s a fixed number.

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Interest income declined because of the uses of our cash. We would expect that our cash flow becomes more positive in the back half as is customary but then of course we used $9, $10 million of it for an acquisition right on July 1st for International Risk. So it’s a little bit of a wild card.

It depends to a certain extent on what we do with our stock buyback program and what we do with any future acquisitions if there are any in the second half of the year. But if there are none of those, for example, then you would expect your interest income to start reclimbing back as our cash balances grow.

B. Sutherland	Sure. I was backing into a higher number based on your EBITDA guidance.

T. Pincus	Again as I say you would expect that to be the case subject to whatever we do, if anything, on our stock buyback or acquisitions in the second half and there was an acquisition already in the second half.

B. Sutherland	One last question. I know that you can’t predict success fees but does it feel like a normal … the business that lays out before you here, kind of the same typical mix, Jack, of fee that might be there?

J. Dunn	As I say, we had the extraordinary success fee in the fourth quarter of last year. The others are … going forward it looks like it should be fairly evenly paced for the rest of the year. That’s getting to closing and getting the check so the deals in today’s world and every world as long as I’ve been around M&A, they’re never done until they’re done but that’s the way it lays out right now. We don’t have a big projection for one in the third quarter or the fourth quarter. We don’t have one that skews these results particularly regarding our range.

B. Sutherland	Okay, thanks.

Operator	Thank you. Our next question is from Brett Manderfeld. Please state your company name followed by your question.

B. Manderfeld	Hi, it’s Piper Jaffray. A couple of questions related to the forensic and litigation practice. I think you had mentioned that you had a couple of big projects that hit in Q1 that didn’t look like they did in Q2. I wanted to make sure of that. Then related to that, any kind of change in the demand environment there? I would assume if anything given all the new option backdating work, that the second half would look as good or better than the first half of the year. Thanks.

J. Dunn	There is not another case of the magnitude that we were talking about that was in the first quarter and as we look forward is based on really pretty much not to denigrate it at all because the folks are [inaudible] but chopping wood and carrying water. There’s a good market out there as I think most of our

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competitors have acknowledged it as well and that’s just us getting our fair share of it. Given the cadre of intellectual capital we have, we usually get our fair share or more.

B. Manderfeld	Do you see anything of the magnitude of that big project in the first quarter, Jack? Is there anything out there like that?

J. Dunn	We haven’t seen anything quite like that at the present time. I wouldn’t say that the options backdating ones are that potential until we get to see where they head with vis-a-vis restatement and shareholder issues, that kind of thing.

D. DiNapoli	You never do see it. We didn’t see the other one that was developed in the fourth quarter and ended in the first quarter. I think the only thing we know is they tend to develop but it’s almost impossible to forecast because they tend to be very crisis driven. They tend to require a lot of people to go into the project and have a very short term duration but it’s normally a big risk, high bet on the company side.

So will they be there? Yes. It’s impossible to predict. We didn’t see the one that we had before and we haven’t normally seen them in the past. They are very, very event driven and it tends to be driven … maybe they’re influenced by a trend but it tends to be company unique and very event driven.

B. Manderfeld	Is it fair to say that the project we’re talking about in the first quarter was in the $4, $5, $6 million range that hit in the first quarter, did in the second quarter?

T. Pincus	That would be a conservative number.

B. Manderfeld	Very good. Thanks.

Operator	Thank you. Our next question is from Jim Wilson. Please go ahead with your follow up question.

J. Wilson	Sorry, that was my question also on the large assignment for Q1. So that’s all I had. Thanks.

Operator	Thank you. The next question is from Ashok Ahuja with ICOR. Please go ahead.

A. Ahuja	Hi. I was hoping you could help me understand your market in the options area if you will, the size of the market and what kind of potential opportunity that represents for you. As I look at it, Dr. Lee’s article seems to say that up to 10% of companies may have been involved with some potential problems in that area. I look at Mercury Interactive and I think they spent something in the ballpark of $100 million overall to resolve the issues although I’m sure they’re one of the worst cases out there. Then it appears as though a lot of companies are beginning to take a proactive thing to this particular issue.

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You mentioned that you have about 25 assignments and up to 19 more that you are looking at or working on out of a total of 80 to 130. So my questions are first, how big do you think this really is for your kind of business? Also a potential $100 million that somebody like Mercury Interactive might have spent in this area but how much of it would somebody like you possibly be a target for? I guess those are the general questions.

J. Dunn	That’s a good question. We have been trying to downplay this as a line item or dial mover until it has a little more flesh to it. I saw the study that you referenced where on a mathematical basis, based just on the timing of grants and the

A. Ahuja	The magical action thereafter.

J. Dunn	Right. The conclusion was it had to be more than dumb luck. And I’m sure that it was but I think in each of those cases he didn’t then go to the materiality of it. It could be been some option tie up but if it ended up being a $100,000 or a $200,000 issue, I’m not sure that the 80/20 rule would apply. It may be 10% of companies but it may be 200 or 400 that have an issue.

I think where you’ll see this become of the magnitude that you’re talking about would be in regard to an SEC pronouncement where they would say you had to make some kind of affirmative statement about your options practices or something. Then you’d have a lot more people have to look at the issue prophylactically. So I don’t think that 10% of companies would be the realistic view of the target market here.

The types of settlements you’re talking about, the reason that we make our money is because we have dedicated our value proposition to being involved in high stakes matters for our clients.

I don’t think this is going to be a host of companies rushing to the alter unless the SEC, again as they’ve done with compensation and other things, makes this a focus in a ministerial way that makes all the companies address the issue like they did with the 404 kinds of audits, that kind of thing.

A. Ahuja	If I recall right I saw a note from STSS saying that they had used you and in their case they did a proactive thing from what I could tell. All in all I think their total restatements were relatively of a small magnitude.

J. Dunn	Obviously I can’t comment.

A. Ahuja	I’m not asking, I’m just saying what they officially released in their press release was numbers that were relatively insignificant compared to the

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Mercury Interactive. That’s all I’m talking about. I’m sure that a lot of companies in that 10%, that fall in that ballpark but it would still seem that the number is going to be a lot greater than the 80 to 130 by the time we are done. I don’t know whether it’s 250, 500, but it probably is not 10% of all listed companies.

D. Shaughnessy	This is Dennis Shaughnessy. I think the thing you should be watchful for and that’s what we’re looking at, is two trends. Number one, if you talk to people that are doing this, that includes law firms, ourselves, some of our competitors, in a way the initial phase of it is somewhat of a triage.

Some of the issues you’re seeing in some of these companies are simply some sloppiness. There’s not a lot of culpability there. Some of them it’s starting to get into the area of bad governance and you could have some legal ramification and culpability either through regulatory or through shareholder suits. Then unfortunately some of it does not look that good and therefore you could have significant regulatory penalty either through the IRS, SEC or civil action.

I think as that third part of the triage or segment it any way you want matures, that will indicate for people in our industry to a certain extent how much more these assignments will move from an investigative assignment which are nice and make us good money, to a much longer terms multi-year assignment where there’s complex litigation where more of our operations are utilized and you’re talking about much, much larger and bigger projects to be working on.

I think part of it will be how they mature. I think it’s a little deceptive when you look at there’s 130 or 140 companies because some of it is just a little housecleaning. I’m not trying to say that’s the case in all of them but as I said, I think that the second shoe has to drop and that’s in the triage or quintile or whatever slice and dice you want to use, they mature into much more difficult and expensive legal challenges to these clients either on a regulatory basis or on some plaintiff bar driven basis.

J. Dunn	One thing that’s true is that the information market is perfect. So we’ll know vis-a-vis things like that study both the ones where there’s been this coincidence of a great creation of value. I think it’s a market that whether it’s 1,000 or whether it’s 500 will be very thoroughly vetted and will be obvious as opposed to something both on the prophylactic and on the reactive side.

A. Ahuja	Even knowing what you know at this point and assuming it isn’t even much more than the 80 to 130, are we talking about a total market that for your kind of business is in the $50 million neighborhood, $100 million, $30? Any kind of range that you can project at all?

J. Dunn	No. I think that you’re talking about a universe that’s less than that. A million

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..	dollars for an investigative case is a large fee so at the outset you’re talking about all of those won’t be that, they’ll be relatively minor investigations that prove that there was nothing wrong.

So it’s not a big enough market that we have put a number to it like that and it’s certainly not something that’s a material part of our projections or our outlook going forward. As I said, it’s another one of those things that come up in corporate America. That’s the focus de jour and I promise you there’ll be something else that’s like this next year.

A. Ahuja	Thanks a lot.

Operator	Thank you. The next question is from Adam Waldo. Please state your company name followed by your question.

A. Waldo	Yes. Silver Oak Services Partners. Good morning.

Management	Good morning, Adam.

A. Waldo	Dennis, a very high level question building on the comment you made earlier about where we are in the private equity leverage and investment cycle as it relates to your business. You all have significantly broadened the scope and scale of the business obviously since the last cycle trough and restructuring. I wonder if you could give us some quantitative sense for where you stand in terms of the progress of building your wallet share with the financial sponsors’ universe over the last four or five years and how you think that positions you to translate that development into the restructuring business into the next upturn?

D. Shaughnessy	That’s a very good question. I think as you know and I think as a lot has been written, the banks who were the main drivers of the last restructuring cycle have done an excellent job of not holding any paper in this new upturn. Clearly the funds have been buying debt now on a stripped basis to where the funds have everything from secured to second lien to mezzanine to debentures that they hold as well as even equity in some of these deals.

I think as we said before, our Transaction Support Group has been growing very rapidly. We expect it’ll be on a $50 million plus run rate on an annualized basis very soon. It has helped us significantly embed our relationship deeply with some of these mega funds. We are actually doing due diligence work on the front end of deals for named funds right now all across the world. We have several in Asia we’re working on, we have them down in Latin America and of course we have numerous ones here.

Our people have an aggressive calling program to not only sell this transaction support work but to further embed our brand and our capabilities into the fabric of these very large funds that we know while are having an excellent record on the upside right now will have challenges in their portfolio on the downside if this market starts to change against them.

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Clearly the question that was raised before about how difficult is it to call these turns, well it’s impossible to call them. Almost everybody has seen disaster lurking two quarters away and it hasn’t happened yet. But I think if you look at the normal metrics that seem to be a leading indicator, you are seeing significantly more downgrades than upgrades of debt by the rating agencies. That has continued to build quarter after quarter.

We are now seeing debt multiples on EBITDA return to really the peak of where they were at the last cycle. We’re now even hearing in some of the specialty industry’s media, especially if they’re even approaching 10 to 1, now granted they’ve always been higher there but those are records. Again, those purchases are being driven by private equity firms, they’re not being driven by strategic firms.

I think we’re well positioned to take advantage of our relationships there and we are working very aggressively to broaden our relationships because we, like you, believe that’s where the action will be in the next restructuring cycle whenever it matures.

D. DiNapoli	Also getting the opportunity to work with them on the upfront due diligence gets us more familiar with the investment so we have an opportunity to spot ways that we can make that investment more profitable for them and heaven forbid their investments start to stumble. There have been a number of cases where we’ve been brought in because of our familiarity with the people and the actual operations of the business so it will help us on both ends.

A. Waldo	That’s very helpful color. If you had to quantify what percentage of FTI’s aggregate revenue comes from financial sponsor clients today as opposed to other types of clients and compare that with several years ago, could you give us some sense for how that’s developed?

D. DiNapoli	It’s not a huge percentage of all FTI. To make that analysis, you’ve got to take a look at some of the committees that we work for that are no longer banks. It’s banks and sponsors and funds so it’s really a hodgepodge of a new type of client that we’re seeing. We are focused, as Dennis said. The banks are no longer the only senior lenders you need to focus on. It’s other funds that are taking pieces and in some cases very large pieces and controlling interest in some of these debt facilities. We are working our relationships to expand that because … It’s amazing, just five years ago just looking at who the major candidates for a client would be versus today, it’s a very different waterfront.

D. Shaughnessy	Yes. On the transaction support, the vast majority of that revenue is driven by private equity firms. So that would almost be 100%. I think Dom is right

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on of the balance of the income in corporate finance with the exception of classic company side work and especially in the turnaround business, all of the creditors’ side we are in some way, shape or form touching private equity firms because simply the ownership of the debt has changed over the last 10 to 15 years. So it would be … they are the drivers to a great extent of a large majority of those assignments.

J. Dunn	Yes. Historically, Adam, back in 2000 we were probably 90% creditor and that was probably 24 or 25 banks. With the advent of the PWC folks coming over, that ratio moved move like 60 company, 50 banks and today I would think between the transaction support, as Dennis mentioned, and the move much more to company side or to creditor or committee side, that would give me an order of magnitude of where our equity sponsor business might be at this point. As we say, we would hope transaction support by the end of the year would be a solid 20% plus contributor to our corporate finance restructuring revenues.

A. Waldo	Very helpful, Jack. Thanks.

Operator	Thank you. Gentlemen, at this time we have no further questions. Please continue with any closing remarks you would like to make.

J. Dunn	I again would like to thank everyone for being with us this morning. We believe we have an awful lot of good things going right now. We have a lot of enthusiasm among our people, our markets are good except for the corporate finance restructuring. We will be taking aggressive steps as we mentioned in our release, to address that so that we look forward to coming to you at the third quarter with proof of what we’ve been able to accomplish in that time span. With that, thank you.

Operator	Thank you. Ladies and gentlemen, this concludes the FTI Consulting second quarter earnings conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000 and use access code 11067025 followed by the pound sign. A webcast of the call will also be available on the company’s website, www.fticonsulting.com, for the next 90 days. We thank you for your participation in today’s call, you may now disconnect.

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